Exhibit 99.1

Baker Hughes Company Announces Second Quarter 2020 Results
•Orders of $4.9 billion for the quarter, down 12% sequentially and down 25% year-over-year
•Revenue of $4.7 billion for the quarter, down 13% sequentially and down 21% year-over-year
•GAAP operating loss of $52 million for the quarter was favorable sequentially and unfavorable year-over-year.
•Adjusted operating income (a non-GAAP measure) of $104 million for the quarter, down 56% sequentially and down 71% year-over-year
•GAAP loss per share of $(0.31) for the quarter which included $0.26 per share of adjusting items. Adjusted loss per share (a non-GAAP measure) was $(0.05).
•Cash flows generated from operating activities were $230 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $63 million.
The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see Tables 1a, 1b and 1c in the section entitled "Charges & Credits" for a reconciliation of GAAP to non-GAAP financial measures. Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2020 Results
LONDON & HOUSTON (July 22, 2020) – Baker Hughes Company (NYSE: BKR) ("Baker Hughes" or the "Company") announced results today for the second quarter of 2020.

	Three Months Ended			Variance
(in millions except per share amounts)	June 30, 2020	March 31, 2020	June 30, 2019	Sequential	Year-over-year
Orders	$4,888	$5,532	$6,554	(12)%	(25)%
Revenue	4,736	5,425	5,994	(13)%	(21)%
Operating income (loss)	(52)	(16,059)	271	F	U
Adjusted operating income (non-GAAP)	104	240	361	(56)%	(71)%
Net loss attributable to Baker Hughes	(201)	(10,210)	(9)	98%	U
Adjusted net income (loss) (non-GAAP) attributable to Baker Hughes	(31)	70	104	U	U
EPS attributable to Class A shareholders	(0.31)	(15.64)	(0.02)	98%	U
Adjusted EPS (non-GAAP) attributable to Class A shareholders	(0.05)	0.11	0.20	U	U
Cash flow from operating activities	230	478	593	(52)%	(61)%
Free cash flow (non-GAAP)	63	152	355	(59)%	(82)%
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

“The second quarter of 2020 was challenging in several areas as our company navigated through the ongoing impacts of the COVID-19 pandemic and the sharp decline in activity levels due to lower oil and gas prices. Despite these headwinds, I was pleased with how our team executed with strong margin performance in TPS and DS, cost execution in OFS, solid order bookings in OFE and TPS, and another quarter of free cash flow generation,” said Lorenzo Simonelli, Baker Hughes Chairman and Chief Executive Officer.

“Although the majority of lockdowns have been easing globally and economic activity likely troughed during the second quarter, visibility on the economic outlook remains extremely limited. More specifically, the risk of a second wave of virus cases, the reinstitution of select lockdowns, and the risk of lingering high unemployment creates an uncertain economic environment that likely persists through the rest of 2020. Given these factors, we are preparing for potential future volatility, while also focusing on structurally reducing our cost base and implementing a number of strategic initiatives across all of our product companies.

“Overall, we are executing on the framework we laid out on our first quarter earnings call. We are on track to hit our goals of structurally right-sizing our business and achieving the $700 million in annualized cost savings by year end. I am confident in the ability of our team to execute while keeping safety as our highest priority.

“We remain committed to our strategy, maintaining our focus on higher-margin and differentiated portfolio offerings, and providing our customers with leading technologies to support the energy transition,” concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2020 Results
Quarter Highlights

Despite continued market challenges, the Company continued to execute on its priorities in the quarter.

Supporting our Customers

In the second quarter, the OFS segment delivered 72% of its global drilling services jobs remotely, compared to 60% in the first quarter. Remote wireline jobs increased by 13% compared to the first quarter despite lower activity levels. The OFS team achieved new execution milestones, remotely drilling two miles in a 24-hour period – an industry first – and separately drilling 11,253 feet in a 24-hour period with North American customers. OFS’ remote capabilities continue to improve efficiencies and lower costs for customers, with significant projects in the Gulf of Mexico, Middle East, APAC, and Brazil.

The OFE segment expanded its remote inspection capabilities in the second quarter, supporting customers facing business continuity issues due to COVID-19 restrictions. OFE’s engageSubsea remote operations offering, a pillar of Subsea Connect, was optimized successfully and deployed across multiple contracts, including equipment installation, factory acceptance testing, and project approvals. In one example, the team installed multiple wellheads on two different rigs, supporting the customer remotely without incurring any downtime.

The TPS segment continued to achieve important execution milestones for LNG projects, performing more than 50 remote witness tests and inspections for customers in the second quarter. In June, TPS announced the completion of the First Engine to Test (FETT) for the LM9000 aeroderivative gas turbine for NOVATEK’s Arctic LNG 2 project. The FETT completion paves the way for the supply of the LM9000 for NOVATEK’s new LNG projects and confirms the LM9000 as the world’s most efficient and powerful aeroderivative gas turbine in its class, with simple-cycle efficiency in excess of 44% and power output 15% higher compared to industry peers. This efficiency is key to driving lower carbon intensity and, combined with lower NOx emissions (15 ppm in dry condition, 40% lower than competing technology), is a more environmentally sensitive solution.

TPS also won a contract to supply nine NovaLT16 gas turbines for a utility power generation project in the Middle East. The NovaLT family provides a more-efficient, cleaner power generation solution for a broad range of industrial and emerging energy applications, with the customer awarding the contract based on the NovaLT’s superior performance in electrical efficiency (36% at ISO conditions) and plant availability (35,000 hours mean time between maintenance).

The DS segment maintained critical customer support in key international markets such as China, where customers began to resume normal operations after COVID-19 restrictions were lifted. DS also continued to drive growth across industrial end markets, winning key contracts with multiple automotive OEMs for industrial X-Ray and CT systems in Asia and Europe.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2020 Results
Executing on Priorities

OFS continued to focus on its differentiated portfolio to help customers lower costs and increase efficiencies, securing multi-year contracts for drilling services, completions, and artificial lift. The OFS Chemicals product line won multiple large orders in North America, APAC, and Sub-Saharan Africa, including securing a five-year preferred partnership agreement with Marathon Petroleum Corporation to provide downstream hydrocarbon treatment products and services at its 16 refining locations.

TPS continued to execute against its strategic priorities, including growth in services and upgrades. In the second quarter, TPS secured a key upgrades contract for an onshore project in Algeria. The upgrades will enhance the plant’s gas treatment and compressor trains, increasing production and efficiency of the plant while eliminating gas flaring. The project scope includes engineering, supply of equipment, site modifications, and commissioning.

In DS, the Bently Nevada product line continued to drive growth across industrial segments. In the second quarter, Bently Nevada executed a major project in South America to provide a plant-wide condition monitoring solution for the Arauco pulp & paper plant in Chile, one of the largest plants of its kind in the world.

Leading with Innovation

Baker Hughes continued to drive advancements in leading technologies and being at the forefront of the energy transition. As customers look for more productive and efficient operations, the BakerHughesC3.ai joint venture alliance secured a contract with a Canadian oil company to deploy BHC3™ Production Optimization, an AI-based application that helps operators better visualize and optimize oil and gas production. The contract marks the first customer commitment for Production Optimization since the technology was announced at Baker Hughes’ Annual Meeting in the first quarter.

The Company remains committed to reducing its carbon footprint as well as those of its customers. In the second quarter, TPS successfully completed a testing campaign to replace conventional refrigerant gases for compressor testing at its largest global rotating machinery testing facility in Massa, Italy. The new hydrofluoro-olefin gas will enable the Company to save an average of 20,000 tons of CO2 equivalent emissions per year for the Massa and Florence TPS sites combined.

OFS significantly expanded the capabilities of its i-Trak automation service. Eight out of nine Equinor rigs in Norway are now using this service to identify well incidents early, resulting in reduced risk of stuck pipe, lost circulation, and other well events. As a first-of-its kind automated directional drilling service,
i-Trak provides more efficient drilling at a lower cost for the operator.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2020 Results
Consolidated Results by Reporting Segment
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	June 30, 2020	March 31, 2020	June 30, 2019	Sequential	Year-over-year
Oilfield Services	$2,411	$3,147	$3,266	(23)%	(26)%
Oilfield Equipment	699	492	617	42%	13%
Turbomachinery & Process Solutions	1,313	1,394	1,983	(6)%	(34)%
Digital Solutions	465	500	688	(7)%	(32)%
Total	$4,888	$5,532	$6,554	(12)%	(25)%
Orders for the quarter were $4,888 million, down 12% sequentially and down 25% year-over-year. The sequential decline was a result of lower order intake in Oilfield Services, Digital Solutions, and Turbomachinery & Process Solutions, partially offset with strong intake in Oilfield Equipment. Equipment orders were flat sequentially and service orders were down 19%.
Year-over-year, the decline in orders was driven by Turbomachinery & Process Solutions, Digital Solutions, and Oilfield Services, partially offset by year-over-year growth in Oilfield Equipment. Year-over-year equipment orders were down 22% and service orders were down 28%.
The Company's total book-to-bill ratio in the quarter was 1.0; the equipment book-to-bill ratio in the quarter was 1.1.
Remaining Performance Obligations (RPO) in the second quarter ended at $22.9 billion, an increase of $0.2 billion from the first quarter of 2020. Equipment RPO was $8.0 billion, up 2% sequentially. Services RPO was $14.9 billion, flat sequentially.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	June 30, 2020	March 31, 2020	June 30, 2019	Sequential	Year-over-year
Oilfield Services	$2,411	$3,139	$3,263	(23)%	(26)%
Oilfield Equipment	696	712	693	(2)%	—%
Turbomachinery & Process Solutions	1,161	1,085	1,405	7%	(17)%
Digital Solutions	468	489	632	(4)%	(26)%
Total	$4,736	$5,425	$5,994	(13)%	(21)%
Revenue for the quarter was $4,736 million, a decrease of 13%, sequentially. The decline in revenue was driven by Oilfield Services, Digital Solutions, and Oilfield Equipment, partially offset by Turbomachinery & Process Solutions.
Compared to the same quarter last year, revenue was down 21%, driven by lower volume across the Oilfield Services, Digital Solutions, and Turbomachinery & Process Solutions segments.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2020 Results
Consolidated Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income	June 30, 2020	March 31, 2020	June 30, 2019	Sequential	Year-over-year
Oilfield Services	$46	$206	$233	(78)%	(80)%
Oilfield Equipment	(14)	(8)	14	(76)%	U
Turbomachinery & Process Solutions	149	134	135	11%	10%
Digital Solutions	41	29	84	41%	(51)%
Total segment operating income	221	361	466	(39)%	(52)%
Corporate	(117)	(122)	(105)	4%	(12)%
Goodwill impairment	—	(14,773)	—	F	—%
Inventory impairment	(16)	(160)	—	90%	U
Restructuring, impairment & other charges	(103)	(1,325)	(50)	92%	U
Separation related	(37)	(41)	(40)	10%	9%
Operating income (loss)	(52)	(16,059)	271	F	U
Adjusted operating income*	$104	$240	$361	(56)%	(71)%
*Non-GAAP measure.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating loss for the second quarter of 2020 was $52 million. Operating loss decreased $16,007 million sequentially and increased $323 million year-over-year. Total segment operating income was $221 million for the second quarter of 2020, down 39% sequentially and down 52% year-over-year.
Adjusted operating income (a non-GAAP measure) for the second quarter of 2020 was $104 million, which excludes adjustments totaling $156 million before tax, mainly related to asset impairments, restructuring and separation related charges. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Charges and Credits.” Adjusted operating income for the second quarter was down 56% sequentially, driven by lower margins across the Oilfield Services and Oilfield Equipment Segments, partially offset by margin expansion in Turbomachinery & Process Solutions and Digital Solutions. Adjusted operating income was down 71% year-over-year driven by lower margins across the Oilfield Services, Digital Solutions, and Oilfield Equipment segments, partially offset by margin expansion in Turbomachinery & Process Solutions.
Depreciation and amortization for the second quarter of 2020 was $340 million.
Corporate costs were $117 million in the second quarter of 2020, down 4% sequentially and up 12% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2020 Results
Other Financial Items

Income tax benefit in the second quarter of 2020 was $21 million. Included in income tax is a $75 million benefit related to the CARES Act. This benefit has been excluded from adjusted earnings per share.

Other non-operating loss in the second quarter of 2020 was $255 million. Included in other non-operating loss was a $242 million loss related to the sale of a business and write-down of assets held for sale.

GAAP diluted loss per share was $(0.31). Adjusted diluted loss per share was $(0.05). Excluded from adjusted diluted earnings per share were all items listed in Table 1a in the section entitled "Charges and Credits" as well as the "other adjustments (non-operating)" found in Table 1b.

Cash flow from operating activities was $230 million for the second quarter of 2020. Free cash flow (a non-GAAP measure) for the quarter was $63 million. A reconciliation from GAAP has been provided in Table 1c in the section entitled "Charges and Credits."
Capital expenditures, net of proceeds from disposal of assets, were $167 million for the second quarter of 2020.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2020 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	June 30, 2020	March 31, 2020	June 30, 2019	Sequential	Year-over-year
Revenue	$2,411	$3,139	$3,263	(23)%	(26)%
Operating income	$46	$206	$233	(78)%	(80)%
Operating income margin	1.9%	6.6%	7.1%	(4.7)pts	(5.2)pts
Oilfield Services (OFS) revenue of $2,411 million for the second quarter decreased by $728 million, or 23%, sequentially.
North America revenue was $604 million, down 41% sequentially. International revenue was $1,807 million, a decrease of 15% sequentially, driven by Latin America, Sub-Saharan Africa, and the Middle East. Revenue declined across all product lines.
Segment operating income before tax for the quarter was $46 million. Operating income for the second quarter of 2020 was down $160 million, or 78%, sequentially, primarily driven by lower volume and unfavorable business mix, partially offset with lower fixed costs.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	June 30, 2020	March 31, 2020	June 30, 2019	Sequential	Year-over-year
Orders	$699	$492	$617	42%	13%
Revenue	$696	$712	$693	(2)%	—%
Operating income (loss)	$(14)	$(8)	$14	(76)%	U
Operating income margin	(2.1)%	(1.1)%	2.0%	(0.9)pts	(4.1)pts
Oilfield Equipment (OFE) orders were up $82 million, or 13%, year-over-year, driven primarily by higher order intake in the Subsea Production Systems business, partially offset by lower orders across most segments. Equipment orders were up 54% and services orders were down 33% year-over-year.
OFE revenue of $696 million for the quarter increased $3 million year-over-year. The increase was driven by higher volume in the Subsea Production Systems, Flexible Pipe, and Subsea Drilling Systems businesses, offset by lower volume in Subsea Services and Surface Pressures Control.
Segment operating loss before tax for the quarter was $14 million, a decline of $28 million year-over-year. The decline was driven primarily by impacts from lower productivity and unfavorable mix.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2020 Results
Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	June 30, 2020	March 31, 2020	June 30, 2019	Sequential	Year-over-year
Orders	$1,313	$1,394	$1,983	(6)%	(34)%
Revenue	$1,161	$1,085	$1,405	7%	(17)%
Operating income	$149	$134	$135	11%	10%
Operating income margin	12.8%	12.3%	9.6%	0.5pts	3.2pts
Turbomachinery & Process Solutions (TPS) orders were down 34% year-over-year. Equipment orders were down 48% and service orders were down 19%.
TPS revenue of $1,161 million for the quarter decreased $244 million, or 17%, year-over-year. The decrease was driven by lower volume across both equipment and services. Equipment revenue in the quarter represented 36% of total segment revenue, and Service revenue represented 64% of total segment revenue.
Segment operating income before tax for the quarter was $149 million, up $14 million, or 10%, year-over-year. The increase was driven primarily by cost productivity, partially offset by lower volume.
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	June 30, 2020	March 31, 2020	June 30, 2019	Sequential	Year-over-year
Orders	$465	$500	$688	(7)%	(32)%
Revenue	$468	$489	$632	(4)%	(26)%
Operating income	$41	$29	$84	41%	(51)%
Operating income margin	8.8%	6.0%	13.2%	2.8pts	(4.4)pts
Digital Solutions (DS) orders were down 32% year-over-year, driven primarily by lower order intake across all businesses.
DS revenue of $468 million for the quarter decreased 26% year-over-year, mainly driven by lower volume across most businesses.
Segment operating income before tax for the quarter was $41 million, down 51% year-over-year. The decrease year-over-year was primarily driven by lower volume, partially offset by favorable business mix.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2020 Results
Charges & Credits
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
(in millions)	June 30, 2020	March 31, 2020	June 30, 2019
Operating income (loss) (GAAP)	$(52)	$(16,059)	$271
Separation related	37	41	40
Goodwill impairment	—	14,773	—
Restructuring, impairment & other	103	1,325	50
Inventory impairment	16	160	—
Total operating income adjustments	156	16,299	90
Adjusted operating income (non-GAAP)	$104	$240	$361
Table 1a reconciles operating income (loss), which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of GAAP and Non-GAAP Net Income

	Three Months Ended
(in millions, except per share amounts)	June 30, 2020	March 31, 2020	June 30, 2019
Net income (loss) attributable to Baker Hughes (GAAP)	$(201)	$(10,210)	$(9)
Total operating income adjustments (identified items)	156	16,299	90
Other adjustments (non-operating) (1)	167	—	145
Tax on total adjustments	(11)	(84)	(7)
Total adjustments, net of income tax	312	16,215	227
Less: adjustments attributable to noncontrolling interests	142	5,935	114
Adjustments attributable to Baker Hughes	170	10,280	113
Adjusted net income attributable to Baker Hughes (non-GAAP)	$(31)	$70	$104

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	655	654	515
Adjusted earnings per Class A share— diluted (non-GAAP)	$(0.05)	$0.11	$0.20
(1)2Q'20: Primarily driven by loss on sale of business partially offset by a tax benefit related to the CARES Act 2Q'19: Primarily driven by write-down of assets held for sale
Table 1b reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2020 Results
Table 1c. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	June 30, 2020	March 31, 2020	June 30, 2019
Cash flow from operating activities (GAAP)	$230	$478	$593
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(167)	(325)	(238)
Free cash flow (non-GAAP)	$63	$152	$355
Table 1c reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.
Management provides non-GAAP financial measures in Tables 1a, 1b, and 1c because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2020 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2020	2019	2020	2019
Revenue	$4,736	$5,994	$10,160	$11,608
Costs and expenses:
Cost of revenue	4,058	4,932	8,727	9,571
Selling, general and administrative	590	701	1,265	1,404
Goodwill impairment	—	—	14,773	—
Restructuring, impairment and other	103	50	1,429	112
Separation related	37	40	77	74
Total costs and expenses	4,788	5,723	26,271	11,161
Operating income (loss)	(52)	271	(16,111)	447
Other non-operating loss, net	(255)	(131)	(230)	(110)
Interest expense, net	(69)	(56)	(128)	(115)
Income (loss) before income taxes	(376)	84	(16,469)	222
Benefit (provision) for income taxes	21	(95)	16	(162)
Net income (loss)	(355)	(11)	(16,453)	60
Less: Net income (loss) attributable to noncontrolling interests	(154)	(2)	(6,042)	37
Net income (loss) attributable to Baker Hughes Company	$(201)	$(9)	$(10,411)	$23

Per share amounts:
Basic and diluted income (loss) per Class A common share	$(0.31)	$(0.02)	$(15.92)	$0.04

Weighted average shares:
Class A basic	655	515	654	515
Class A diluted	655	515	654	516

Cash dividend per Class A common share	$0.18	$0.18	$0.36	$0.36

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2020 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	June 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents (1)	$4,132	$3,249
Current receivables, net	5,636	6,416
Inventories, net	4,616	4,608
All other current assets	1,118	949
Total current assets	15,502	15,222
Property, plant and equipment, less accumulated depreciation	5,710	6,240
Goodwill	5,868	20,690
Other intangible assets, net	4,416	5,381
Contract and other deferred assets	1,875	1,881
All other assets	4,152	3,955
Total assets (1)	$37,523	$53,369
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$3,628	$4,268
Short-term debt and current portion of long-term debt (1)	934	321
Progress collections and deferred income	3,507	2,870
All other current liabilities	2,498	2,555
Total current liabilities	10,567	10,014
Long-term debt	6,766	6,301
Liabilities for pensions and other employee benefits	1,059	1,079
All other liabilities	1,566	1,476
Equity	17,565	34,499
Total liabilities and equity	$37,523	$53,369
(1)Total assets include $129 million and $273 million of assets held on behalf of GE, of which $100 million and $162 million is cash and cash equivalents and $29 million and $111 million is investment securities at March 31, 2020 and December 31, 2019, respectively, and a corresponding amount of liability is reported in short-term borrowings.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2020 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
(In millions)	2020	2020	2019
Cash flows from operating activities:
Net income (loss)	$(355)	$(16,453)	$60
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	340	694	709
Goodwill impairment	—	14,773	—
Other asset impairments	24	1,127	—
Loss on sale of business	228	228	—
Working capital	205	388	(91)
Other operating items, net	(212)	(49)	(269)
Net cash flows from operating activities	230	708	409
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(167)	(493)	(473)
Other investing items, net	48	56	(90)
Net cash flows used in investing activities	(119)	(437)	(563)
Cash flows from financing activities:
Net repayments of debt and other borrowings	(34)	(149)	(66)
Proceeds from issuance of commercial paper	737	737	—
Proceeds from issuance of long-term debt	500	500	—
Dividends paid	(118)	(236)	(185)
Distributions to GE	(68)	(136)	(188)
Other financing items, net	5	(21)	12
Net cash flows from (used in) financing activities	1,022	695	(427)
Effect of currency exchange rate changes on cash and cash equivalents	(11)	(83)	(4)
Increase (decrease) in cash and cash equivalents	1,122	883	(585)
Cash and cash equivalents, beginning of period	3,010	3,249	3,723
Cash and cash equivalents, end of period	$4,132	$4,132	$3,138

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2020 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 9:00 a.m. Eastern time, 8:00 a.m. Central time on Wednesday, July 22, 2020, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2019; the Company's subsequent quarterly report of Form 10-Q for the quarterly period ended March 31, 2020; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bakerhughes.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

Restructuring - Our restructuring plans may not be successful and achieve the expected result; continued deterioration of market conditions, whether due to the continued spread of COVID-19 or other events could result in further restructuring costs and impairments.

COVID-19 - The continued spread of the COVID-19 virus and the continuation of the measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and shutdowns, and the related uncertainties.

GE Separation - The failure to successfully eliminate dependencies on GE or a failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2020 Results
Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.

About Baker Hughes:

Baker Hughes (NYSE: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and with operations in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

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For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 910-515-7873
Thomas.millas@bakerhughes.com